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                                                                      EXHIBIT 23

                                 CONSENT OF KPMG

              Independent Registered Public Accounting Firm Consent

The Board of Directors
First Acceptance Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-102210 and 333-115601) on Form S-8 of First Acceptance Corporation (the Company) of our report dated September 23, 2004, with respect to the consolidated balance sheets of the Company as of June 30, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows, for each of the years in the three-year period ended June 30, 2004 , which report appears in the June 30, 2004, annual report on Form 10-K of First Acceptance Corporation.

/s/ KPMG LLP

Dallas,  Texas
September 27, 2004